DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-05-03/10:00 am CT

Confirmation #21155894

DANKA BUSINESS SYSTEMS

First Quarter Earnings Conference Call

Moderator: Lang Lowrey

August 5, 2003

10:00 am CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the Danka Business Systems First Quarter Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will be conduct a Q&A session. At that time, if you have a question, please press the one followed by the four on your telephone. As reminder, this conference is being recorded Tuesday, August 5, 2003.

I would like to turn the conference over to Mr. Mark Wolfinger, Chief Financial Officer. Please go ahead, sir.

Mark Wolfinger:

Thank you and good morning and welcome to Danka’s quarterly results call for our first quarter ended June 30, 2003. I’m Mark Wolfinger, the Company’s Chief Financial Officer. The format of this call will include an overview by Danka’s Chairman and CEO Lang Lowrey. I will introduce Lang after I discuss the Company’s financial results.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

We will also be joined this morning by Gene Hatcher, Danka’s Chief Information Officer and our three business Chief Operating Officers. Lang and I will be available for questions at the end of the call.

Before I discuss the Company’s financial performance, I would like to say a few words on forward-looking statements.

Certain statements made in this call, including statements related to our future performance and our outlook for our businesses and respective markets, projections, and statements of management’s plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on the beliefs of our management as well as assumptions, made by, and information currently available to, our management.

For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Listeners are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. We undertake no obligation to and do not intend to update these forward-looking statements to reflect events or circumstances that arise after such statements are made.

Furthermore, as a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance, which may be made by others outside our Company. All non-GAAP financial information referenced in this call is reconciled in tables contained in our press release or on our web site, www.danka.com.

An audio recording of this call will be made available approximately two hours after its completion. To access the replay of the call, U.S. and Canadian callers may dial 1-800-633-8284; International callers may dial 1-402-977-9140. You must also enter conference ID number 21155894. This playback will be available through Sunday, August 17th at 1:00 p.m. EDT.

Turning to Danka’s revenue performance, you will notice that our revenue components have been further broken out in our presentation. Retail equipment and related revenues further describe the inclusion of professional services and Danka @ the Desktop.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Additionally we have divided service, supplies, and rentals into retail service as one category and relate supplies and rentals as a separate category. We have made these changes to provide more details on the revenue components in our business.

Total revenues were $333.8 million in the first quarter, a decline of 3.8% from the $347.1 million posted in the year-ago quarter. The decline from the prior year first quarter in total revenues was offset partially by a $26.5 million foreign currency benefit.

Retail equipment and related revenues were $112.8 million in the first quarter, which is an increase of $2.7 million or 2.4% from the year-ago first quarter. This increase was primarily due to increased revenues in our European business, due to a $7.1 million favorable currency benefit, while our U.S. and international relate equipment and related revenues declined slightly, compared to the prior year.

Overall, we continued to be effected by competitive economic and market conditions, especially in the U.S., technology convergence, and a global slowdown in capital spending.

Retail service revenues were $165.9 million in the first quarter, a 7.4% decrease from the year-ago first quarter. This decline was due to the

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

continuing industry-wide conversion from analog-to-digital equipment, partially offset by a $12.0 million favorable foreign currency benefit.

Retail supply and rental revenues were $31.8 million in the first quarter, which was a 14.1% decrease from the year-ago first quarter. This decline was primarily due to the downsizing of the U.S. rental business and an expected decrease in mix for the Kodak base.

Total first quarter revenues in the U.S. declined by 12.5% or $23.5 million to $164.5 million from $188 million in the prior year first quarter. This was primary due to a $16.6 million decline in retail service revenues to $90.1 million from $106.7 million in the prior year first quarter.

Also contributing to the overall decline was retail supply and rental revenues decreasing by $5.9 million to $13.7 million from $19.6 million in the prior year first quarter. We are encouraged the U.S. equipment and related revenues of $60.7 million were essentially flat for the prior year first quarter.

Total revenue in Europe in the first quarter increased by 9.6% or $12.1 million to $138.8 million from $126.7 million in the prior year first quarter, due to a $24.4 million favorable foreign currency movement. Excluding the impact of foreign currency

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

benefits, total European revenues declined by $12.3 million or 9.7%.

European direct equipment and related revenues were $41 million, and after excluding the impact of favorable foreign currency adjustments of $7.1 million, declined by $2.4 million or 6.5%.

European retail service revenues were $64.7 million, and after excluding the impact of favorable foreign currency adjustments of $11.3 million, declined by $6.6 million or 11%. European retail supplies and rental revenues were $9.9 million, and after excluding the impact of favorable foreign currency adjustments of $1.5 million, they declined by $1.3 million or 13.6%.

European wholesale revenues were $23.2 million, and excluding the impact of foreign currency adjustments of $4.5 million, declined by $2 million or 9.5% over the prior year first quarter.

Total international revenues in the first quarter decreased by 5.6% or $1.8 million, to $30.5 million from $32.3 million in the prior year first quarter. Excluding the $2 million favorable impact of foreign currency benefits, total international revenues declined by $3.9 million or 12%.

International equipment and related revenues were $11.1 million, and after excluding the impact of

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

favorable foreign currency adjustments of $1.1 million, they declined by $2.2 million or 18.1% versus the prior year first quarter.

Initial retail service revenues were $11.2 million, and after excluding the impact of favorable foreign currency adjustments of $600,000, declined by $2 million or 15.8% from the prior year first quarter.

Turning now to gross margins. Overall gross margins were 36.7%, which was a 1.9 percentage point decrease from the prior year. The decrease occurred in the United States, which overshadowed improved margins in the international group.

Total United States margins decreased to 40.3%, from 44.1% in the prior year first quarter, primarily due to the decline in equipment and related margins, which decreased to 27.9% from 38.4% in prior year first quarter. This was partially due to a change in mix of revenue and a loss of $3.5 million of residual trust income.

Margins in retail service declined slightly to 47.3% from 48.1% in the prior year first quarter. These declines were partially offset by increased margins in retail supplies in rentals to 49.4% from 41% last year same quarter.

Our total European margins remained virtually flat at 32.3%. European equipment and related margins –

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

this excludes wholesale – increased to 33.8% from 32.3% in the prior year. This increase was partially due to Europe initiating a new sales compensation program beginning this fiscal ‘04, designed to emphasize higher equipment margin sales.

International total margins improved to 37.5% from 30.7% in the prior year first quarter, partially due to strong equipment and retail service margins.

In the first quarter, Danka’s operating [millions] from continuing operations were $5 million, a decline of $10 million from the $15 million earnings in the prior year first quarter. Net loss from continuing operations was $800,000 compared to earnings of $5.8 million in the prior year quarter.

Included in the fiscal ‘04 loss is a favorable UK income tax settlement of $3.2 million. Danka generated a loss per share of $0.09, compared to earnings of $0.02 per share in the first quarter of last year, after considering the dilutive effect of dividends and accretion on participating shares.

SG&A expenses in the first quarter declined by $1 million or 0.9% to $118.5 million, compared to $119.5 million in the prior year quarter. In the current quarter, the decrease in SG&A included a reduction in commissions, bonuses, and professional fees, partially offset by currency movement of $7.2 million.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Free cash flow, which is defined as cash flow from operations less net capital expenditures for the first quarter, was negative (-)$13.7 million, compared to positive (+)$25.7 million in the year-ago quarter.

The primary reasons for this decline include the decrease in net income of $6.6 million and increase in capital expenditures of $6.2 million, primarily associated with the Vision 21 program. And an increase in working capital of $20.1 million in the first quarter of fiscal ‘04, versus a decrease of $3.2 million in the year-ago quarter.

Given the amount of working capital, which was deployed into the business in the first quarter and the significant amount of capital expenditures in the second quarter, Danka’s management team is reevaluating the timing of the implementation of the cash-with-order program with our vendors.

On July 1, 2003, Danka announced the successful completion of the offering of $175 million in new 11% senior unsecured notes due 2010, and the closing of a $50 million senior secured revolving credit facility. The Company used the net proceeds from the new senior notes to repay the remaining $107.1 million of outstanding indebtedness under its existing bank credit facility.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

And as previously announced, the Company intends to use a portion of the proceeds to redeem $47.6 million of its zero coupon senior subordinated notes due April 1, 2004 at their face value on or about August 18, 2003.

The closing of this transaction freed Danka from its restrictive covenants under the bank credit facility and will allow Danka’s management team to focus on executing the business and process improvement plans.

At this point, I would like to introduce Lang Lowrey, Danka’s Chairman and CEO.

Lang Lowrey:

Thank you Mark and good morning to everybody on the call. The first quarter certainly was challenging in many respects, both reflecting industry-wide trends as well as our progress – or in some cases the lack thereof – on key Danka initiatives. Let me take a few moments to review significant highlights and lowlights during the quarter.

First a few highlights. As you know, one of the most important priorities for Danka is to stabilize our technical service’s revenues and I’m pleased that this aspect of our turnaround tracked largely to our expectations in the first quarter.

Overall service revenues, without the help of currency gains, declined approximately 14% compared

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

to the year-ago quarter. Yet looking at service revenues from a different aspect, sequentially Europe without the help of currency gains only declined less than 1%, excluding divestitures. Since Europe’s digital base has now surpassed its analog base, this is a very encouraging sign.

U.S. service revenues, although down significantly year over year, saw some encouraging signs as well. We are now 46% digital and are closing the gap on the crossover point, but we still have further to go. In the period we were helped by early success from our emerging tech source multi vendor services initiative and an increase in digital hardware placements.

Todd Mavis will talk much more about this initiative, including some new Tech Source business that we’ve won in the U.S. in a few moments. So, we’re beginning to see signs of stabilization in some aspects of our service business and we remain optimistic that we will achieve the analog-to-digital crossover within 12 months.

Equipment and related revenues increased 2.4% year on year in the first quarter aided, as Mark Wolfinger noted, by a favorable foreign currency benefit. Significantly, if we exclude both currencies benefits and the U.S. residual trust income from the comparison, on a year to year basis, these revenues are essentially flat.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Equally important, in the U.S. on the same basis, where currency isn’t a consideration, equipment and related revenues were actually up. We view this very positively in the U.S., as it shows how the contribution from our growth initiatives can help. So, we are pleased with the emerging signs of stabilization experience in certain aspects of both the services and equipment segments of our business during recent quarters.

With regard to gross margins, year over year our worldwide service margins performed well in the first quarter. Overall, currency gains helped somewhat, but in the U.S. our service margins were up without help. And the new sales compensation plans we implemented in Europe helped boost equipment and related margins there.

Another highlight in the first quarter was the performance of our international group. Under the leadership of recently hired Mike Popielec, many of the entities in this group got off to a solid start, including Canada, which as we’ve discussed previously, had serious performance problems last year. As a whole, the international group increased its EBITDA sevenfold in the first quarter, compared to the same period a year ago.

We’re also pleased by our first quarter progress in moving forward with our Vision 21 reengineering

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

program and in particular we delivered and released necessary upgraded functionality for our new business systems. The U.S. rollout of these systems has resumed and we remain on track to complete this important initial phase of implementation this fall.

And finally, as Mark Wolfinger noted, we completed our refinancing initiative at the end of the first quarter. This reduced our overall cost of capital and improved our financial flexibility. I want to congratulate Mark and his team for this achievement.

Turning now to a few lowlights from the quarter. Although equipment and related revenues showed some signs of emerging stability year on year, we fell short of our expectations, particularly in the U.S. in June, which is the last and most critical revenue and margin-generating month of the quarter.

The primary reasons were continued adverse economic conditions, increasing market competition, U.S. sales channel mix, and a disappointment in several under performing entities worldwide, particularly for instance, in the UK.

In addition, gross margins in the equipment and related revenue segments declined, almost exclusively due to U.S. group results. Some of this is the rest of the economic and market conditions I mentioned including industry-wide increasing

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

pressure on average selling priced experienced in some areas of the business.

In addition, a greater proportion of U.S. revenue in the first quarter was generated by our enterprise sales channel, which typically generates lower margins. But, in the U.S. we also suffered from poor execution by sales management, decreased sales covering, and other performance issues. And it goes without saying that Todd Mavis and Wayne Frahn, the EVP of U.S. Sales, are addressing these issues as a top priority.

Another lowlight was retail supply and rental revenues, which declined about 14% from the year-ago quarter. The rental decrease is the result of our continued focus toward retail equipment sale transactions and as Mark Wolfinger mentioned, the drop in our supply business is in part due to a continued decline from our Kodak analog base. We continue to try to find better ways to address this decline created by the analog-to-digital transition.

From a geographic business unit performance perspective, the U.S. General Line Field Sales force, the United Kingdom, Italy, Switzerland, and Mexico all make the lowlights list.

Worldwide, expenses still remain way too high and are area of continuing focus for us. As you know, we have been spending heavily to complete our Vision

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

21 project. At the same time, IT and related costs have increased and the cost savings we expect to achieve have been delayed.

In addition to IT expenditures, which include both capital and expense items, we’ve also incurred substantial ancillary costs.

Todd Mavis and Gene Hatcher will discuss this shortly and I hope everyone will listen closely to Todd and Gene’s comments. Because these expenditures should significantly reduce after the successful completion of the phase one rollout, when we not only eliminate the heavy expenditures we are incurring, but when we should also start to realize the savings associated with this conversion.

We’re also investing in our growth initiatives, including Danka @ the Desktop, Professional Services, and Tech Source, which are losing money in the short run. But all three businesses have shown traction and we expect them to be contributors in the second half of this year.

Our facilities costs worldwide are too high and we are aggressively pursuing savings opportunities in this area. This is a vestige of the Kodak acquisition and is still one of our most significant cost reduction opportunities. However, we are making progress, including one initiative that’s now

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

underway: the consolidation of our headquarters facilities here in St. Petersburg.

These consolidations are aimed at not only reducing our facilities costs, but also at reducing headcount and other operating expenses. Yet like Vision 21, we are not only spending significant money to recover and protect the investments made into this building years ago, but to consolidate all eight of our St. Petersburg facilities there.

In addition, we’ve implemented new policies and procedures during the first quarter to better control discretionary spending and recently we have stepped up several of our other cost savings initiatives.

Finally, perhaps the biggest disappointment for me in the first quarter, especially in light of our track record over the last several quarters, was our working capital performance. We failed to make anticipated progress in reducing our investment into AR Worldwide and we made significant unwarranted investments in inventories, especially in Europe, and too aggressively reduced accounts payables.

As a result, in part because of significant Capex for Vision 21 and the completion of our new headquarters facility, our free cash flow for the quarter was a negative (-)$13.7 million compared to a positive (+)$25.7 million a year ago.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

We have several top priorities for the second quarter. First, reversing our first quarter working capital investments and improving free cash flow is a top priority and a critical assignment for management in the second quarter.

With the recent refinancing completed, my attention along with that, Mark Wolfinger our CFO, our Treasurer Larry [Shod], as well as our COO’s and many of their key staff members will be more focused in the second quarter on improving working capital performance.

Although we will continue to make significant expenditures related to Vision 21, Oracle, and other ancillary areas in the second quarter, we are optimistic about these initiatives’ ultimate success. We must make sure these experiences fall off during the second half of the fiscal year and that we start to see savings from this investment.

Simply put, we must improve our equipment and related revenues, especially from the U.S. general line sales force and in other non-performing units like the UK. We must also successfully overcome the increasing competitive market conditions and market trends to deliver better margin performance, especially in the United States general line sales force. And finally, we must make faster progress on our cost reduction initiatives.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowery

08-04-03/10:00 am CT

Confirmation #21155894

To conclude my remarks, I would like to say that the management team here at Danka remains optimistic about our ability to continue to make progress towards Danka’s turnaround.

As most of you know, Danka has faced its unfair share of challenges and problems in the past. But we have met these challenges with success over the past few years by improving Danka’s use of working capital, significantly reducing debt, and by addressing the analog-to-digital industry transition through investments in our new digital growth initiatives.

Now, with the refinancing behind us, we must complete the phase one Vision 21 implementation of Oracle that will replace our inadequate legacy IT systems with new systems, so that we can put in place the processes and controls management needs to run the business.

Vision 21 is a costly and ambitious project that has resulted in significant expenditures and has been a major distraction to the management team in U.S. And even though it will continue to be a major distraction until the phase one completion is expected this fall, when this phase is behind us we can the majority of our attention to other business opportunities, which we expect can ultimately grow the business.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Of course the second quarter is traditionally our weakest period on a seasonal basis and will also include significant spending.

Our ability to respond and improve our sales and margin performance in light of these industry conditions, better manage our working capital, timely complete our Oracle rollout, realize capital spending reductions and cost savings from the new IT system, and move to our new cooperate headquarters building remain the most significant factors to our achieving our financial forecast for the fiscal year.

Now I’ll turn the call over the Todd Mavis, President and Chief Operating Officer of our U.S. group, to discuss his organization’s first quarter results. Todd?

Todd Mavis:

Great. Thank you, Lang. For the quarter just completed, total revenues in the U.S. were $164.5 million. Revenues were made up of $103.8 million in services annuity revenue and $60.7 million in hardware and related revenue.

Within the U.S., our year over year equipment and related revenues, excluding residual trust income, were up. This marks the second consecutive quarter where equipment and related revenues, excluding residual trust income did not decline year over

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

year. Therefore, you might find it useful to note that in the U.S. Danka has not been able to make this claim for some time.

Getting deeper into U.S. hardware revenue performance, I am pleased to report that our enterprise and national account organizations performed well. For the past few quarters these two entities have produced solid results. However, the hardware revenue results from our general line field sales organization were a disappointment.

Although this organization’s revenues were flat year over year, although productivity increased by an impressive 20%, and despite the fact that they carried forward a backlog of orders, primarily with Canon 3200 product, the General Line field sales force organizations did not perform to expectations.

What was most discouraging was that their performance in the last month of the quarter, the month when we always generate the majority of our quarterly hardware revenue and margin, failed to meet expectations.

One particular bright spot for our group was the progress we made on a combined basis with our growth initiatives and in particular one area that not only met, but also exceeded expectations was one of our growth initiatives Tech Source. I am pleased to report that Tech Source – our multi vendor services

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

strategy – had an outstanding quarter with revenues of approximately $900,000. Sequentially this represents an increase of 350%.

For our Tech Source division, providing year over year comparisons is not meaningful, because we were only incubating this strategy 12 months ago. In addition to the strong revenue growth, the Tech Source division secured new business with a potential for annualized revenues approaching $9 million.

This new business has the potential to add an additional $25 million of revenue over the next four years, while adding 38,000 devices and related components to our service install base. Based on our recent progress, we remain optimistic around the continuing prospects for this group and encouraged with the contribution Tech Source will make in stabilizing our technical service revenue.

Moving to professional services, our revenues were $1.5 million. This represents an increase of 7% over the same period last year and a lackluster 40% decline from last quarter.

Revenues for the quarter just completed were negatively impacted by delays and two large [reassessments] representing over $150,000 in revenue and a change made to General Line field

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

sales compensation plan. Which inadvertently de-emphasized this initiative.

As you would expect, Mike Howard, our Senior Vice President of Professional Services, modified the General Line field sales force compensation plans in August to put more emphasis back onto Professional Services sales in the General Line field sales force division.

Our third growth initiative, Danka @ the Desktop, achieved revenues of $2 million. This represents an increase of 185% year over year. Sequentially our revenues were relatively flat. For the quarter, Danka @ the Desktop sales were softer than anticipated, due to the underperformance of the General Line field sales organization, which tends to drive much of this initiative’s revenue.

I would like to move now from revenues to margins. Overall, the margins in the U.S. were a disappointing 40.3%. This compares to 44.1% for the same time last year and 43.6% sequentially. Breaking this out further, the largest contributing factor to the lower overall margins was hardware.

For the quarter, our hardware margins came in at 27.9%, down 1,050 BP from the same time last year. Without the benefit of the residual trust income, hardware margins would have declined by approximately 700 BP.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

The disappointing equipment and related margin performance is linked directly to the June General Line field sales revenue miss to expectations that I mentioned earlier. Because the General Line field sales channel contributed less to the percentage of our total equipment and related revenues, this resulted in a greater percentage of lower margin transactions as a mix of the overall whole.

With respect to U.S. hardware margin performance, we encountered emerging downward market pressures on prices, including several large sales transactions, which yielded low-to-no margins. The increasing competitive market trends that appear to be effecting others in the industry remind us that we must be very mindful of the pricing pressures as we move forward.

In addition, hardware related margins were negatively impacted by the continued decline in residual trust income, less than expected contribution from higher margin growth initiative, and the overall product mix.

Other contributing factors to the lower hardware margins are tied to the channel mix within the U.S. Because of the General Line field sales miss, the enterprise and national account organization represented a higher percentage of our overall business for the quarter. As you would expect,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

these sales channels focus on larger transactions, which are typically characterized by overall lower hardware margin.

Within the quarter just completed, the enterprise channel had a $3.1 million transaction take place that actually lost money. This transaction was related to a contract that was entered into some 24 months ago. Large, low, no-margin hardware transactions like this in themselves are not desirable. Although these transactions do not contribute to hardware margins, they do drive profitable service and supply revenues.

However, since we expected General Line field sales to produce the volume of higher margin transactions, the mix of the two was designed to produce desirable results. Unfortunately this did not happen in the first quarter as it has in previous quarters.

A contributing factor the sequential decline in U.S. hardware margins was the lower amount of vendor rebates, as compared to other quarters. For those of you on the last analyst’s call, you will recall that last quarter’s hardware margins were buoyed by larger than normal growth incentive rebates that were a result of the fourth quarter’s over-achievement.

Within the services annuity segment of our business, our margins were 47.6% for the quarter. This

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

compares favorably to 47% from the same time last year. The increase in services annuity margins reflect ongoing improvements in service productivity, the growing influence of the digital population, which has a higher reliability experience, lower parts and supply costs due to support from our vendors, and improved rental margins.

Before our discussion moves to expenses and an update with back office initiatives, it is worth noting that this quarter’s performance continued the migration of our base from analog to digital. Consistent with our expectations, our digital install base increased another 3 percentage points from 43% digital to 46%.

This compares favorably to a year ago when our digital install base was 34% of our total population. We continue to believe that as we increases the percentage of our installed digital devices as percentage of the total install base, we expect our technical services revenues will begin to stabilize.

All of you that have been following Danka know that in the U.S. we’ve been incurring significant expenditures associated with software and the delays in the Vision 21 implementation. It is obvious that our operating expenses in the U.S. are way too high. Our ability to reduce these expenses will continue

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

to be hindered and so we have fully implemented Vision 21 and Oracle.

For the quarter just completed, our SG&A was 38%. This compares to 36.5% for the same time last year and 39.6% from last quarter.

Even though we are saving money year over year, these savings are largely offset by expenditures in our Vision 21 project, investment in our growth initiatives of approximately $3 million, and the consolidation of our St. Petersburg campus into one building. Beginning this quarter, I will begin moving quickly to address our cost issues and will be taking more immediate actions to do so.

With respect to Vision 21 and Oracle, I am pleased to inform you that in Q1 we achieved several milestones in the development and rollout of Vision 21. First, I am pleased to report that we hired Michael Wedge [Sp] as our new EVP of U.S. Operations. As a former Senior Manager at Oracle, Michael successfully led a number of enterprise-wide Oracle implementations.

When Michael joined the Danka project, he was very effective with assisting us in making meaningful progress with our Oracle implementation. Michael will be replacing Tony DeLuca in this role as Tony moves over to assist Manos Menayas, our EVP of Technical Services, in Technical Services

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

operations. For the past 12 months Tony has made progress in addressing numerous back office challenges. Tony has also been at the forefront of progressing the Vision 21 rollout.

I’m also pleased to report that Tony’s team working closely with Michael, Gene Hatcher, and the entire IT team, have made good progress in the areas of data cleansing and data conversion. Secondarily, this week began the fourth stage of the Oracle rollout. This will not bring the total number of U.S. customers being managed through the Oracle application to approximately 50%.

Before I hand the ball over to Gene, I would like to make a few comments about our EBITDA and cash management performances.

For the quarter just completed, our U.S. EBITDA was $10.4 million versus $23.3 million for the same time last year. This unfavorable comparison is primarily attributable to the $16.6 million decline in our Technical Services revenue, lower General Line field sales hardware gross margins and the loss of $3.5 million of residual trust income.

With respect to cash flow from operations less net capital expenditures, we used approximately $3 million in the quarter just completed, as compared to generating approximately $23 million in the same quarter last year. The decline in our cash

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

performance was attributable to lower EBITDA, our increased capital expenditures, and investment in working capital.

During the quarter we had Capex of roughly $11 million in the current year’s first quarter, an increase of $5 million from the previous year’s first quarter, primarily due to investments in our Vision 21 project and the new corporate headquarters facility.

Moving to working capital, we made gains in some areas, but we had negative net working capital of approximately $4 million, compared to positive net working capital in the first quarter of last year.

In closing let me again emphasize that this past quarter we were disappointed with our U.S. performance. With that said, we made progress with the performance of our combined growth initiatives and we were successful with increasing sales productivity.

The U.S. senior management team and I are encouraged by the progress that the Vision 21 teams made this past quarter with Oracle and the data cleansing projects. In many respects, we are now beginning to realize the benefits of what Oracle and Vision 21 will mean to us.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Our challenges have not changed. We need to continue to increase productivity in all aspects of the U.S. business. We need to lower our overall operating costs and we need to continue to progress Vision 21 along until it has been completely rolled out by this fall.

As has been done in prior periods, we need to generate more cash from U.S. operations and we need to execute on identified actions to achieve equipment margins that are back in line with past performances. We are confident that we have complaint alignment within the U.S. group and we have detailed plans and actions identified by each senior manager.

Thank you for you time. I would now like to turn it over to Gene Hatcher.

Gene Hatcher:

Good morning and thank you, Todd. As you’ve just heard, this week we resumed the geographic rollout of the Oracle 11i E-Business suite. This fourth stage of the rollout will convert another 15% of the U.S., bringing the total conversion percentage to about 50%. The final two stages of the rollout are scheduled for completion this fall.

We were able to resume the rollout in large part due to the success we had, in the first quarter, in developing needed additional functionality to the Oracle suite. By mid-July, just after quarter end,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

we had developed a significant percentage of our new specification and had implemented that new functionally to existing users. The remaining functionality for phase one is in various stages of development and testing and will be completed as required by the rollout schedule.

While we are pleased with our progress on Vision 21 and zooming the rollout of Oracle, we still recognize that we have a lot left to do. And as with any conversion of this scope and complexity, there continue to be risks and challenges.

Having said that, at this time we are on track to meet our revised schedule for completion this fall. One particularly encouraging accomplishment was related to our recent initial load of the customer master file, which contained no identified errors. This was a direct result of the investment in data cleansing that we made during the suspension of the rollout.

Now let me give an update on costs. As you may be aware, the Oracle implementation is a component of our broader Vision 21 reengineering program, which is improving and streamlining how we do business. As part of this effect, we have been required to maintain two legacy systems while also launching the Oracle implementation. And this as has driven our G&A expenses much higher than usual.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

In addition, because of the delays we’ve experienced, we have not yet seen the projected savings. In fact, it’s been quite the opposite. In the first quarter we spent approximately $7 million in IT and related costs on Vision 21, including Oracle expenses.

The bulk of this amount, $6 million, was capitalized and the remaining $1 million was expensed. This brings our Vision 21 spending to date through the end of the first quarter to approximately $43 million. Of which $36 million has been capitalized and $7 million has been expensed.

Last quarter we introduced revised IT and related project cost estimates for phase one implementation of approximately $50 million, with a $5 million contingency. And our most recent review still supports that estimate.

As we said before, not included in the estimate are other costs. We continue to have significant non-IT ancillary expenditures associated with this project. These ancillary expenditures include such things as additional staffing to manage multiple systems and information sources, sales automation integration, training, acceptance testing, data cleansing, and business unit project coordination.

During the first quarter, these ancillary expenditures totaled $2.7 million, $2.1 million of

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

which was expensed. Through the end of the first quarter our ancillary expenditures now total $10.9 million, of which $9.6 million was expensed. We now expect to incur between $4 million and $7 million of ancillary expenditures through the remaining stages of the phase one rollout.

After the successful completion of this phase, these costs will begin to decline and then cease. These investments are not only planned to stop, they’re also expected to deliver significant savings, improve our customers’ experience, and provide needed financial and process controls.

In conclusion, if we look at our U.S. IT spending in total, multiple legacy systems to do Oracle systems, managing the implementation and ancillary expenditures, our cost today are about 3.5% of U.S. revenues, which are far too high.

After we complete phase one in the U.S., even though we expect some modest additional expenditures, nothing approaching the scale of phase one on phase two and some IT spending in our international and European groups, we will turn our attention to aggressively focusing on achieving a significant return on our U.S. phase one investment.

Now let me introduce Dr. Peter Williams, Chief Operating Officer of our European Operating Group.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Dr. Peter Williams:

Thank you, Gene and good morning. In Q1, Europe accounted for approximately 42% of Danka total revenues. Approximately 83% of Europe’s revenues were through direct retail operations and 17% through our indirect wholesale channel.

Danka Europe had a solid performance, but a rather mixed performance on a geographic basis this quarter. Server regions, including Germany, France, Holland, and Belgium performed well. Other regions, including Italy, Switzerland, and particularly the UK, had disappointing equipment sales and related revenues.

On a consolidated basis, our highlights for the quarter were increases in retail equipment and service margins. This is particularly pleasing in light of continued adverse trading conditions in Europe.

We’re now beginning to see the initial impact in Q1 of our new sales compensation plans in Europe, which emphasize hardware gross margins, service annuity strengths, and the new growth initiatives. Although it is still early, the initial results are encouraging.

On a combined basis, lowlights for the quarter included poor equipment and supplies revenues and higher SG&A, which resulted in a lower EBITDA. Europe’s EBITDA was $8.3 million, which compares to

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

a $10.7 million in the same period last year. EBITDA was negatively impacted by our poor performance in the countries mentioned, especially the UK and by increases in our SG&A.

On a year on year basis, we lost some contribution to EBITDA from our Toshiba Netherlands transaction, which we sold in Q4. Our working capital performance in the quarter was very poor, largely because of inventory issues, which I’ll comment upon later.

Focusing more on our combined equipment performance, revenues grew by 12.5% in dollar terms, but declined 9% in local currency terms year on year. Most of this decline – about 50% – can be attributed to the UK performance and about 25% from our Q4 divestiture of our Toshiba Netherlands business and the balance from difficult market conditions.

In Q1 we recorded small increases in digital equipment gross margins on a year on year basis. This showed encouraging signs. The percent of digital MIS rose from 50% to 52 % sequentially and total MIS stabilized, dropping only 0.4% sequentially. This compares to an adjusted year on year decline rate of 4%, calculated up to removing the MIS associated with the Toshiba Netherlands transaction last quarter.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

In local currency during Q1, supply sales declined compared to last year. This reflects general economic activity within the major economies, particularly Germany and UK and over 50% of the decline is the impact of selling the Toshiba business in the Netherlands in Q4. However, we are seeking opportunities to more effectively distribute Infotech branded supplies and positively address the situation during this fiscal year.

I previously reported problems with product and accessory availability. These problems are the rest of the long lead times associated with the way we purchased our Infotech brand from Ricoh. In order to address these problems and to meet projected equipment sales for Q1, we increased our orders, which resulted in an increase in inventory levels of about $9 million. Unfortunately not all these sales materialized during the quarter, which resulted in higher than planned ending inventories.

I also stated on the Q4 call that while still apparently the opportunities to generate cash from working capital were diminishing in Europe. Having said that, we continue to focus on accounts receivable as an opportunity area. Yet despite these negative events surrounding inventory and accounts receivable, Europe did manage to generate positive cash and we’ve already taken action to improve our results related to working capital moving forward.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Overall service revision, in dollar terms, showed a year on year increase of 8%, but declined about 11% in local currency on the same basis. However, sequentially in local currency, our service revenues declined less than 1% when adjusted for the decline from revenues associated with the Toshiba Netherlands divestiture in Q4 already discussed.

This is particularly encouraging because it supports our contention that as we begin to move beyond the digital crossover point – that is where over 50% of our MIS is digital – service revenues begin to stabilize. We now derive 63% of total images in Europe from digital machines, compared to 6% last quarter and 54% a year ago.

And it’s important to note that the total images produced increased. However, the average selling price for image declined, due to the higher digital percentage and competitive pressures. But this is offset by an increased efficiency we enjoyed from digital MIS.

As a result of this and earlier discussed sales commission plans that emphasized contracted service annuity streams, Europe’s gross margins improved year on year. I remain concerned, however, by adverse trends and conditions and weaker European economies, potentially impacting equipment revenue and image volumes in the seasonally low Q2 period.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Danka @ the Desktop and professional service revenue declined by 10% and 15% respectively from Q4 record levels, predominantly because of lower Q1 equipment sales. On a year on year basis, however, growth achieved is up the order of 50% and 300% respectively. Prospects remain good for these initiatives in Europe and we have recently introduced a product planning and development organization in Europe to better align country growth strategy.

Germany, France, and the Netherlands achieved solid performance this quarter. Notable successes include Fortis Bank and PricewaterhouseCoopers (PwC) in France, [Fudeo] in the city of [Ventureday] in Holland, and IBM on the University of Mainz in Germany. We also had a notable $1 million-plus success in France, UK, and Spain with our Pan European account [Pergel]. [Pergel], a recognized bank of France is an approved training partner.

In the UK, which represents just under 20% of Europe’s business and is our largest region, results were particularly disappointing and detracted from the overall European results. The UK’s financial results are highly dependent on equipment sales due to it’s historic decline in service revision caused by it’s dependence upon low end segments, the analog-to-digital conversion and the high concentration of Kodak analog business.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

We have a new country manager in the UK, Paul McKenna. He’s addressing many of the longstanding practices and is focusing upon improving the annuity stream revenues and driving sales management. I believe the new commission plan will be a key element of the turnaround for this region.

But still, the UK remains a significant challenge for the European group and is receiving the bulk of my focus and attention. However, with the right leadership and the right priorities, I expect to be able to report progress going forward.

In Q1, SG&A increased sequentially from 26.7% to 28.4%, reflecting lower than expected revenues and poor productivity. We are developing plans to reduce the European costs from both our service base and SG&A through addressing labor, supply chain, and facilities expenses. We expect to begin these implementations in the third quarter.

In closing, I would like to say that Europe had a solid quarter. However we managed working capital poorly and had unexpectedly disappointing equipment revenues. We did have nice improvements in other area such as equipment and service margins.

I would now like to hand you over to Michael Popielec, President of Danka’s International Division.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Michael Popielec:

Thank you Peter and good morning. Just as a reminder, the international portfolio consists of Canada, Australia, and several Latin America countries and represents about 9% of Danka’s total revenues. As you know, last year this area had disappointing results, so in my comments I’ll make sequential and year on year comparisons to help highlight our progress in improving performance.

Since the international group by nature is impacted by currency exchange and in the first quarter this provided some favorability to our results, I will do my best with respect to the group results to highlight selected items in order to provide clarity to the actual operating performance trends.

During the first quarter I’m pleased to report that the international team gained some traction in our turnaround and saw improved operating performance on several fronts versus the fourth quarter.

Total revenue increased 9% from the fourth quarter, reaching $30.5 million with equipment and related revenue increasing 7.5% to $11.1 million. Before favorable currency impact, total revenue was up 2% and equipment and related revenue was flat and on a year to year basis, total revenue was down 5.5% from $32.3 million.

Service and supply revenue increased 11.6% quarter to quarter from $15.3 million to $17.1 million,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

whereas it was flat year over year. Without the currency fluctuation help, quarter to quarter service and supply revenue increased 3.6% and on a year over year basis it declined 7.1%, due to the industry’s continued transition from analog-to-digital technology and our group’s focus on higher margin customer accounts.

Total gross margins improved 37.5% or 34.7% before currency help, compared to a total gross margin of 30.7% one-year ago. The international group’s operating expenses were down significantly year over year and when combined with improved gross margins this quarter, resulted in and EBITDA of $1.5 million versus $200,000 in the same quarter last year.

Cash provided by operations increased 18% in the first quarter versus the fourth quarter, before intercompany allocation and was flat on a year over year basis.

Now I’d like to discuss the performance of the individual regions and let me again point out that in some areas we had the benefit of currency exchange. However, most of my comments will be without reference to such impacts.

In the first quarter our Canadian operation, which is led by Paul Natale and is in a turnaround situation, some sales increased by 2.7% to $12 million versus $11.6 million in the fourth quarter,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

with the biggest gains occurring in service and supply revenue. Year over year, total revenues was down $700,000 or 5.5%, primarily in equipment and related revenues and due to focusing on more profitable business segments.

Total gross margin in the first quarter increased to 38%, versus 32.3% in the fourth quarter, with margin increases in equipment and related revenues and services, contributing along with a notable currency gain. One year ago, total gross margin was only 25.4%.

The team made progress on reducing it’s SG&A costs almost 300 BP to 37.2% from the fourth quarter and 800 BP on a year over year basis, which is a good step towards achieving the Company’s focus on lowering SG&A worldwide.

These across the board operational improvements and a favorable currency environment helped Canada positively contribute to the overall international results. Canada continues to be one of my key focus areas as we strive to improve sales productivity and continue to reduce operating expenses.

Our Australian group, which is led by Mike Sheeran, had another solid quarter, achieving $11.5 million in total revenues for the first quarter, which is up 1% from $11.3 million in the first quarter of last year.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Sales were up in several areas. Most notable was the increases in equipment and related revenue, which was up 20% from the fourth quarter. This increase is primarily the result of increased focus on sales productivity and investment in additional sales coverage. However, equipment and related revenue was down 8.3% on a year over year basis due to increased competition and equipment lead-time issues.

So the gross margin increased to 38.2% compared to 33% in the first quarter a year ago due to a stronger focus on high margin deals.

In our Latin America region, which is led by James McClenahan and consists of Mexico, Puerto Rico, Panama, Chile, Venezuela, and Brazil, revenues decreased in the first quarter to $7 million versus $8.3 million in Q1 last year. This was primarily due to the reduction of rental revenue from government contracts in Mexico.

On the positive side, Puerto Rico total revenues were up 12.7% year over year to $2.1 million as a result of increased hardware sales. Looking at margins, total gross margin of 35.3% in the current quarter is consistent with that of the prior year’s first quarter margin of 35.6%.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

In Mexico, to drive increased sales and improve customer service, we’ve recently completed a move to a more strategic location in downtown Mexico City. We are expecting that this transition to a new facility will assist the local team in achieving their annual objective and offset a slow start to the year.

While we tend to talk frequently about our Mexico team, our largest in the region, our teams in Puerto Rico, Chile, Panama, Venezuela, and Brazil also had good first quarters in revenue and margins versus the prior quarter.

Although we made some progress in reducing SG&A costs, because of the lower revenues the total Latin America region SG&A expense as a percent of sales increased to 36.7% versus 32.8% in the same quarter last year.

In summary, after several difficult quarters, we are pleased to see that the international group teams are making tangible progress in their operating results. It will be important to build on these results of the first quarter as we face the seasonal challenge of the summer months in the present quarter.

My focus continues to be on both sales force productivity and customer service improvements to drive growth and to continue emphasize on improving

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

needed back office processes to improve customer satisfaction and reduce costs. However, this will take some time, given our broad geography and synergy challenges.

Thank you for listening. I would now like to reintroduce Mark Wolfinger.

Mark Wolfinger:	Thank you Mike and Operator, I think at this point in time we’re ready to go ahead and take some questions, please.

Operator:

Thank you, sir. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speakerphone, please lift your handset before entering your request. One moment, please, for the first question.

Our first question is from the line of (Bob Evans) from Cray Callen Capital. Please go ahead.

(Bob Evans):

Good morning to everyone, a few questions. First, can you comment on the margins for this quarter, how much of it is competitive pressure versus execution on your part? I mean, because from a competitive standpoint I think Icon had made similar comments

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

about Xerox Global Imaging and Imagistics really hadn’t commented on any real competitive pressures. So, I’m just trying to get a better understanding there.

Lang Lowrey:	Yeah (Bob), this is Lang, good morning.

(Bob Evans):	Good morning.

Lang Lowrey:

I think the response that I will give you is geared toward the U.S. where almost exclusively the margin problem existed. Basically, I think you would look at the problems this way. We’ve had a recent significant increasing competition and pressure on ASPs. I believe others in the industry – you’ve named them – have noted this.

With respect to the General Line sales force, which is the geographically dispersed sales force in the U.S., if you look at their performance year on year, basically it was flat. But we had much higher expectations of that unit and as you know, that unit is the one that produces the highest margins. But they did have some problems with reduced coverage, not enough salespeople employed during the first quarter.

We had a new fiscal year ‘04 compensation plan that went out. It hasn’t served to the optimum intended, with respect to margins in the first quarter. There were some products mix issues and as I mentioned

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

earlier and Todd mentioned, there were some sales channel mix issues. But basically those were the problems.

I think that much of the problem is geared in the area of competition. I can say that, with respect to competition, there are some things that have been going on and some things that are increasing and some new things. Xerox has stated that they are attempting to get back market share and they’re targeting Canon and Ricoh. That’s creating all sorts of channel competition.

Canon is attacking Xerox at the high end and so that’s creating some competition. Obviously the color wars are brewing and Icon in particular is competitive. We see Icon Enterprise is often less than us. It leaves us wondering at times what their pricing strategy is.

At the low end of the market, much seems to be happening. Lexmark, HP, Xerox, and Technology Convergence is obviously still acting there and recently we’ve seen at the very low end some issues there.

We’re responding to all of this with our value-added growth initiatives. Obviously for our investments and Vision 21 we’re endeavoring to be the best to do business with and we’re also attempting to get significant vendor support in all of this.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

But I think the margin issue is in large part the items that we’ve discussed, but quite frankly, we just need to improve our performance as well.

(Bob Evans):	Should we expect Q2 gross margins to improve in the U.S.?

Lang Lowrey:	We’re not making any Q2 outlook.

(Bob Evans):

Okay. Can you also comment on the debt deal? You raised more than I thought you would, given where your cash situation was and your free cash flow that you’ve generated in the past. In addition, the rate was higher than I expected given you’re kind of EBITDA coverage ration, those free cash flow ratios are pretty comparable to a lot of your competitors. Yet you’re debt pricing was much higher. Can you comment on that?

Mark Wolfinger:	(Bob), its Mark. Good morning to you or I guess it’d be afternoon here on the East Coast.

(Bob Evans):	Good morning.

Mark Wolfinger:	But let me just make a couple of quick comments on the refinance. Firstly, the way we approached it is we obviously had two components of our debt that were refinanced in the transaction.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

The first component was our existing senior credit facility, which when you looked at it from a cost standpoint, you know probably approximately at around 14% fully loaded, from a cost standpoint, because of the spread over LIBOR plus the annual anniversary fees. And that was probably, at the point in time of the refinance, in the $105-110 million range as far as our debt level there.

Additionally we also had $47.6 million of notes that were coming due April 1st of ‘04. So obviously that was something that was within a 12-month timeframe. But I think as we looked at it sort of on an average fully loaded cost of that debt and what we refinanced with the new notes that we issued, probably it was a blended rate that was certainly in the 12-13% range.

I think you asked one other question about the size of the transaction, the size of deal?

(Bob Evans):

Yeah, the size, which is bigger. You know you had a lot of cash on the balance sheet at the end of the fiscal year and you still do even at the end of June. It’s pretty big negative arbitrage from paying an 11% or 11.5% cost to having a lot of cash on the balance sheet.

Can you – and given that you have a new credit line, it just seems like, even though this quarter you didn’t generate free cash flow, you’ve historically

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

generated a lot of free cash flow. It seems like you took, you know, raised more than you needed and then you’re sitting out there with a bit negative arbitrage. How do you offset that, given that you’ve got probably a 10-point negative arbitrage or a 9-point negative arbitrage, with the use of cash. What’s the thinking there?

Mark Wolfinger:

Yeah. I guess a couple comments. One obviously we have talked about during this call is spending on Vision 21, the Oracle implementation here in the U.S. And clearly, I think Lang referenced as well the spending on our headquarters relocation and the consolidation of the eight facilities we have in St. Pete. So, clearly there’s some draw on our cash there.

I think the other comment I would make is you talked about the negative arbitrage between the cash on our balance sheet and this debt. I guess I look at the arbitrage difference between the cost of this debt and the cost of our debt, as I mentioned, the blended rate that was in excess of 12%. With a senior credit facility, it was probably in the 14% range.

I think the other important part to note was the fact that obviously the new notes have a timeframe of seven years, so that would be 2010. We also have notes that are on our balance sheet that are 2008. So, obviously you’re dealing with minimal

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

amortization, which obviously was attractive to us, versus any other form of amortization that was in the old credit facility. So I think that’s important to note as well.

(Bob Evans):	Do you have the ability to buy these notes in the market place if you so choose, if you generate good free cash flow going forward?

Mark Wolfinger:	Yeah. I mean, I would say very little, but I would say is it has the normal call of principles attached to it.

(Bob Evans):	Okay, but could you actually buy them in the market place, not call them, but just repurchase them from a Company standpoint?

Mark Wolfinger:	We haven’t, I mean, I don’t think we’ve looked at it in that way, (Bob), at all. Obviously because the transaction has just been completed.

(Bob Evans):	Okay that’s fair and what are your expected Capex for Q2? Is it similar to Q1 or…?

Mark Wolfinger:

We really haven’t provided any form of guidance there, (Bob). Obviously we talked about the level of spend on Vision 21. I think Gene Hatcher mentioned it as far as their overall targeted spend and that was obviously the targeted spend in the $50 million range plus, I think, the $5 million of contingency that Gene mentioned and said that we’re

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

obviously maintaining that view at this point in time.

And you know I think the other comment I’d make is that if you look at our Capex spend for the most current quarter. Which was in the $15 million range overall, you know, I think a quick split on that just to give you a feel is probably one-third was on rental and two-thirds on PP&A. So that’ll probably help you there, but again we’re not providing specific guidance on Q2.

(Bob Evans):

Okay that’s fair. Can you comment in terms of how much we should expect to save the second half, once Oracle is implemented? I mean, just give us some sense of magnitude and maybe only to save just because you’re not spending money on Oracle anymore and then maybe what benefit you might derive from a cost reduction standpoint?

Lang Lowrey:

Yeah (Bob) I’ll give you some initial feedback to that and Mark may want to be thinking about something further here. But with respect to our SG&A, obviously the reduced revenues have an impact on the percentage. Yet SG&A was slightly down year on year, with FX help.

On a constant currency basis, we would have been down approximately $9 million. But Vision 21 and the building costs had an approximate $4 million of impact and of course we’re investing in growth

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

strategies. We calculated that to approximately $3 million year to year as well. So we would have been making much better progress, but these items had some impact.

Yet you know our costs are still way too high and as we complete Vision 21 in the fall and as we complete the building consolidation, we expect to make even more progress towards our ultimate goal of 30% SG&A sometime in the future.

With respect to the second half, we anticipate that we will be seeing savings from Vision 21. That we will be seeing savings from our building consolidation and we also will be seeing those savings focused in the areas of professional services and consultancy contracts. Again, many of these contracts helping us get to Vision 21. Many of those services also, with respect to some of our growth initiatives.

And we’ve had some problems in Workman’s Comps and clearly our facilities cost remains high as a vestige of Kodak, but we’ve hired a new gentlemen there who is doing a good job of addressing those. So, all of these target areas and especially our labor, I think I estimated – and this is a rough estimate of our labor – worldwide is about 8,700 now and there would be a significant opportunity there after Vision 21.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

So, we will see, we believe in the second half, some results from all of these initiatives.

(Bob Evans):	Can you give any sense of magnitude?

Lang Lowrey:	No.

(Bob Evans):

Okay and I want to be clear on previous guidance or a public statement that you had said before. I think you had said that you expected revenues – did you expect them to be flat for the year? I just want to make sure I understand, I think, an 8-K filing you had made, I think you expected flat revenues for the year or are you saying stabilize this year? I just want to clarify.

Lang Lowrey:	Yeah. I think we said that we expect fiscal year 2004 revenue to approach that of fiscal year 2003.

(Bob Evans):

Okay, so given that revenue was down modestly this quarter and maybe I’m not sure if it will be down modestly next quarter or not. I guess would you expect, then, that the second half of the year you would expect revenue to be up to offset that?

Lang Lowrey:

Well obviously one of things that effected us significantly in the past and also in the first quarter was the decline in service revenues. And we’ve just talked about the stabilization in Europe and some of the signs that we’re encouraged by.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

In the U.S., you know we’re still at the 46% analog and the year on year reduction in revenues and the corresponding impact to earnings was significant. And what we must do is get to that crossover point, which we anticipate will be within the next 12 months and that is a very critical key to revenue stabilization.

And presuming that occurs and all other factors we’ve talked about occur, then you would expect to see the revenue stabilization and perhaps if we can continue with respect to some of the other progress we’ve made in growth initiatives that will help as well.

(Bob Evans):	Okay, thanks. I’ll go let others ask questions and go back in queue. Thanks.

Operator:	The next question is from the line of (David Herman) with Shumway Capital. Please go ahead.

(David Herman):	Good morning, good afternoon. I want to follow-up on a question that (Bob) had asked about the use of proceeds from the offering.

You raised about $175 million and then it’s discounted to $170 million and you’re paying off about $150 million of debt. That gives you about $20 million on top of the $60 million cash you guys have on your balance sheet at the end of the first quarter for about $80 million in cash.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

And since the notes due in ‘08, those aren’t callable until ‘05 and you’d mentioned that you may be using some of that cash for your headquarters, but you spent about $1 million this quarter. So, I don’t expect there to be a lot spent on that going forward and then there’s about $12 million, going forward, on the Vision Oracle system, if you assume the $5 million of contingencies.

Can you help me understand what the remaining $70 million of cash is going to be used for if you’re going to sort of reverse your working capital investments in the second quarter?

Mark Wolfinger:	Yeah, hi (David), it’s Mark Wolfinger.

(David Herman):	Hi Mark, good. How are you?

Mark Wolfinger:

Fine thanks. Yeah, I guess let’s just go back to the starting point, because I think you talked about a $20 million spread and you were sort of at $170 million in proceeds raised versus I think a $150 million is the number you used.

(David Herman):	Yeah.

Mark Wolfinger:	The number of $150 million is slightly low. It was a little bit higher than that. And the other comment I’d make, that the piece that I think is missing, I mean, in analytics is obviously there

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

were fees associated with the transaction. Between obviously the proceeds, between what I’ll call gross proceeds and net proceeds.

(David Herman):	Okay.

Mark Wolfinger:	And those fees are probably in the – we don’t have final numbers yet, but call them in the $7-10 million range as far as fees. So, obviously that’s a significant differential there as well.

I think without talking about going forward guidance or statements, because I think the words go forward, I think I’ll just go back to what Lang an Gene Hatcher had mentioned in their discussions and again, obviously we still have Vision 21 spending remaining.

What I would call and within that standard $50-55 million number that Gene mentioned, that’s a combination of both capital and expense, we still have spending to go with our headquarters relocation, I think as Lang referenced.

And I think the last point to make is there are also ancillary expenses going on with Vision 21 that are not captured within Gene’s figure of $50-55 million. I think we’ve talked about some of those expenses as well.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

(David Herman):

So you’re expecting then to have negative free cash flow is what I would expect if you’re going to use cash to fund some of the things that are begin expensed, like the ancillary expenses, as well as sort of the Vision 21 expenses, which aren’t capitalized? It sounds like you’re not expecting to have a swing – either we’re not going to get to the swing in working capital in the second quarter, you’re going to have negative operating income.

Mark Wolfinger:

Well, I’m not going to respond to your question about second quarter, because again I think that’s a guidance question and again, I guess I would go back to what I previously stated first in components of our view here.

(David Herman):

Let me try to ask the same question a different way. If you’re free cash flow neutral and let’s say free cash flow neutral and you guys have been strong free cash flow generators. And one of the things I think in the comments that Lang had made is you guys kind of took you eye off the ball as it relates to cash flow generation and you’re going to refocus on that reverse some of the Q1 working capital investment. So I would expect to see some working capital improvement in the second quarter.

If you have $70 million of cash – my number is $80 million. Now it’s $70 million I guess because of the fees, which I hadn’t included. You know, what are the opportunities to use that? Bear with me.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Say the other stuff is neutral, the working capital investments as well as the Vision 21. You’ve mentioned early in the call, one of the statements was reevaluating cash payments to vendors. Is that a big opportunity for you and typically what type of discount would you see from a vendor in terms of I guess Canon would be your biggest vendor? What types of discounts would you see for up front cash payments versus sort of a net theory (INAUDIBLE) term?

Lang Lowrey:

(David), this is Lang. Other than the cash needed to operate the business, I would say that the most significant cash requirement the Company has is Vision 21 and I just won’t repeat what Mark said. But basically there’s a number to complete it and there’s also these ancillary costs that go through the P&L. But that adds up to a sum total of phase one dollars that the Company will be spending and I think we’ve given some pretty good guidance on all of that.

(David Herman):	Uh-huh.

Lang Lowrey:

And hopefully, as we said before, the Vision 21 program’s on track. Actually R4, which is the next release, is going well and all things there are a go. So, if all of that ends on time and plan as scheduled, then what we’ll be able to focus on is

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

completing the building and the building expenses are just starting to occur in the first quarter.

The actual move goes over about a 90-day period starting this weekend, this past weekend and so there will obviously be expenses going on there. Including the fact that we were required to finish out the facility that was built by the founder Dan Doyle years ago and it was left more or less sitting there and so there is cost going into that.

But other than those two initiatives and our ongoing rental business, which we have said we’re just more selective in the way we approach that and just normal maintenance Capex, there’s nothing that jumps into my mind at this time that is significant need for cash. Other than the cash required to operate the business.

(David Herman):	Are you allowed to use your cash balance to do advance payments to vendors? Is there any prohibiting you on your covenants on either your bank line or your bonds that would prevent that?

Lang Lowrey:

Yeah, within the context of cash needed to operate our business. Obviously we have our working capital needs and we also would have opportunities to use our cash to sometimes take payment discounts. There’s a program that’s called cash-wit-order that’s used by various vendors in this industry.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Many of our competitors take advantage of that program. We have not, historically, taken advantage of it, in once sense due to our financial condition, but in another sense the program itself has not really be able to be applied to Danka’s specific needs.

What we’re doing at the present time is we are looking to our vendors for significant support and we originally anticipated that we would be able to utilize in particular one vendor’s program, Canon cash-with-order and then it would ramp up in the second quarter.

However, with the current market conditions we’re looking for vendor support in other ways. Plus, given the working capital performance of the first quarter, we’ll just defer a review doing that and any of the other vendors until the end of the second quarter.

So, there are some opportunities to use cash within the context of managing our business like that. That would be the most significant one I can think of at this time and those would be opportunities. But given current market conditions, we just think it’s wiser right now, particularly in light of the first quarter working capital performance, but also given current market conditions to get vendor support in other ways.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

(David Herman):

Uh-huh and one last question and I apologize for asking so many questions. Is the first quarter working capital performance – it looks like you weren’t expecting the sales short fall, because you obviously you grew inventories in the quarter. But also receivables seem year over year, the improvement in receivables seemed to decline. Given despite a lower sales number. Could you maybe talk a little to what’s going on in the receivables and the industry?

It sounds like you said that payables were brought down to an unsustainable level and now it’s probably more normalized. But receivables and inventory were kind of surprising as well.

Lang Lowrey:

Yeah good question. With respect to inventories, we do business differently with our vendors worldwide. For instance, in the U.S., our program is basically when we get a customer order we order the hardware, stage it, and try to get it “just in time” to our customer. A much more streamlined supply chain application – and that’s just a general thing for hardware. Obviously we have stocks for supplies and parts and we have other inventories as well.

But that’s kind of the thrust of the hardware business in the U.S. In Europe, they have had a very good relationship with Ricoh where we actually have an OEM relationship with them. We actually put

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

in terms of our own brand, Infotech, and there’s a much more significant investment in the centralized hardware inventories in Europe. And those inventories are actually built through a forecasting process to Ricoh that is an extremely long supply chain of about four months.

So, basically our European force forecast and those forecasts fill to orders based on the timeframe and so I don’t know if you recall Peter Williams saying in his presentation. He had some supply problems and he was anticipating actually better results in the sales area, particularly in the UK for instance. And so they forecasted and thus built inventory beyond that which occurred, so it was basically unwarranted.

And what he has to do is obviously best match that and he’ll have to work to address that issue. But other than the European inventory investment there was really not investment into inventories. In fact, they were slightly down, just reflecting the continued progress the Company has made on inventory management.

However, our big opportunity remains with our accounts receivable worldwide and again this goes to, in large part, Vision 21 investment we’ve made. It’s not only to bring in needed business systems and controls, etc, for an inadequate legacy IT system. It is not only just to stop spending all

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

this money that we’ve spending to get there, nor to get the savings. But it’s also to better manage our accounts receivable and this is still a significant opportunity for the Company.

So we had actually expected in the first quarter for AR to improve more than it did and so even though we saw improvements in AR of approximately $4 million, you know we would have expected more than that.

(David Herman):	Uh-huh.

Lang Lowrey:

So we were disappointed by that. I think on the AP side, basically we just brought down our payables. This is kind of traditional, I’ve been told. I haven’t been here too many fiscal year’s, but as the order builds up for the end of the year for the comp plan push and whatever happens at the end of the years in most companies. You know, payables tend to rise at that period and then they tend to decrease there afterwards.

So, I think there was some of that, but it was probably also some just desire to bring our payables back more in line with what they should be and probably, in many cases, there was also some over-zealousness there. But again, that’s an area we just have to manage better.

(David Herman):	Well, thank you very much.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Lang Lowrey:	Thank you.

Operator:	The next question is from the line of (Anson Baird, Jr.), a private investor. Please go ahead.

(Anson Baird, Jr.):	Thank you. I have one question for Mark on the balance sheet and one for Lang on the income statements. Let’s start with Mark on the balance sheet.

You lost $5.5 million of operating in the first quarter and yet your book value or your shareholder value went up by $6.9 million. That’s accounted for by a $12.2 million improvement in the line called “Accumulated Other Comprehensive Loss”. Would you give me a comprehensive understanding of what that line is?

Mark Wolfinger:	Yeah. That would include a CTA change that would…

(Anson Baird, Jr.):	The CTA, what’s that?

Mark Wolfinger:	It’s a cumulative translation adjustment in currency that would occur in places like Latin America.

(Anson Baird, Jr.):	Okay so the currency goes through that line?

Mark Wolfinger:	Yes. It goes through the equity line. That’s correct.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

(Anson Baird, Jr.):	Okay. That answers that, thanks.

Mark Wolfinger:	A big driver would be Latin America as an example, (Anson).

(Anson Baird, Jr.):

All right. Mike, a question is I want to repeat what I think I heard you say. It was sort of a specific answer to the general question on what are the savings coming from Vision 21 plus the reduced costs. And you said your objective was, if it was feasible, to get the SG&A line to 30% of revenues. Is that correct? Did I hear that correctly?

Michael Popielec:

Yeah. What I said specifically was that with respect to SG&A that we have been, I think, in our industry, if we do some comparisons – and I don’t have that data here. I was trying to find it. But in our industry what we would be, I’ve been told, rather high on the competitive chart in terms of SG&A. And we do believe that with all of the actions we’re taking that, presuming they’re successful, that we can get to an ultimate goal of 30% SG&A sometime in the future.

(Anson Baird, Jr.):	The way I calculate it, based on this recent quarter’s revenues that’s an annual saving of $72 million. I just want to make sure I heard you right.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Michael Popielec:	As I said, I believe…

{Crosstalk}

(Anson Baird, Jr.):	(INAUDIBLE) not to answer the question sometimes, but that’s what I heard.

Michael Popielec:	No. Well, basically what I said was I do believe we can get to an ultimate goal of 30% SG&A.

(Anson Baird, Jr.):	That’s good.

Michael Popielec:	Some time in the future.

(Anson Baird, Jr.):	Yeah. That’s terrific, because that is $72 million, based on last quarter’s revenues.

Michael Popielec:

There’s a tremendous opportunity here for cost reduction. There’s a tremendous opportunity here for better managing our transactional costs as we transact with our customers and this is why we spent all this money on Vision 21.

(Anson Baird, Jr.):	I hope you get the pay off. It’ll be well worth it. Thank you.

Michael Popielec:	Thank you.

Operator:	The next question is from the line of (Matthew Campbell) with Nault Partners. Please go ahead.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

(Matthew Campbell):	Good afternoon. I was wondering if you could give us any sense of the buying interest from your customers. Have you seen any pickup over the last month or two?

Lang Lowrey:

One of the problems with our legacy systems is that we don’t have the type of information that we would really like to have, for instance, on a daily, weekly, or even sometimes monthly basis. Again, not to beat the drum too many times, but that’s one of the reasons why we’re making this investment into Vision 21.

At the end of the last month in the quarter it’s always the hockey stick with respect to this business and at the end of the last quarter, although we’d seen it in previous months and quarters as well, we have seen some increased competition. In particular, the U.S. in larger deals, as well as just generally speaking.

So, we have seen greater market competition and that has definitely continued. There’s nothing that has changed that competition. All I can say, because we’re not making any outlook, I’ve also said to you that this period of time, particularly in Europe, where the Europeans take a longer summer and in the U.S. when there’s some seasonality with respect to some areas of customers taking vacations. They’re not, for instance, at schools and that type of area,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

not being available to purchase or using equipment less. There is some seasonality.

So, you know, to answer your question without making any forward-looking statements other than historically we’ve seen seasonality in the second quarter and we’ve also seen increasing competition in June and it definitely has not subsided.

(Matthew Campbell):

Okay and a couple of follow-ups. You mentioned that in the U.S. you had a onetime contract that you signed 24 months ago that you had to go through with the past quarter where there were negative gross margins associated with that. Do you expect to see any other contracts like that where you’re going to get hit with again?

Lang Lowrey:

Yeah. That’s an excellent question and it goes to a question earlier about margins in general. There was low and no margin contributors in the first quarter and that was certainly one of the larger ones. That was an obligation to buy – that was an obligation for us to do business with them and in that obligation there was only a certain amount of activity that we had to agree to and the obligations don’t run much longer going forward.

However, I will say that our people are working on that business and I think the good news about this particular account is that that account, the company and the vendor involved, have been very aligned and

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

together. And it is our hope that although we can’t be sure as we do more business with them, it would be under better circumstances.

But that particular contract does not have much more remaining obligation at those kind of pricing terms and conditions, with respect to the impact of the first quarter. And I would also say that in general it does drive good supplies and service business for us. So, a wake, if you will, of even a transaction like that, although not, as Todd said, desirable in themselves is that there is a positive wake that comes out of it.

(Matthew Campbell):	Great. Thank you very much.

Lang Lowrey:	Thank you.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the one followed by the four. The next question is from the line of (Bob Evans) with Cray Callen Capital. Please go ahead.

(Bob Evans):	Just a few follow-up questions and a couple detail items. First, the D&A was down about $2 million versus last quarter sequentially. Can you explain why that is?

Mark Wolfinger:	(Bob) it continues to be the amount of money we’re putting into the rental side of our business. If you go back and look at equipment under operating

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

leases on the balance sheet, you’ll see a significant decline there over the last 15-18 months. Again, we continue to invest in rental equipment, but we’ve been very much more focused on the proper level of returns above our cost of capital there.

(Bob Evans):

Okay, so the $12 million level for this quarter, I should use that as a run rate going forward? I mean, it’s not going to increase, right? The decline at a minimum – it should be at a minimum neutral of not continuing to decline?

Mark Wolfinger:	Yeah, I can’t answer your go forward question, (Bob) but…

(Bob Evans):	With not guidance, but I meant there’s no reason for the run rate to increase, right? I mean, I’m just looking at what the trend might be.

Mark Wolfinger:

Right. The only other comment I’d make there, again without getting specific go forward comments, is obviously we are continuing to invest in Vision 21. I think Gene Hatcher discussed the split between the overall percentages between capital and expense. So obviously there will be amortization expense that will run through our P&L’s that relate to that IT investment.

(Bob Evans):	Okay and then on the debt amortization costs, the fact that you’ve done this debt deal. If I recall,

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

you drop off somewhere in the neighborhood of like $16-20 million of previous debt amortization costs. Is that correct?

Mark Wolfinger:	That’s correct and I believe that’s outlined in our press release and…

(Bob Evans):	Okay. Which press – oh, the previous one?

Mark Wolfinger:	No, the one that was issued today.

(Bob Evans):	Okay, I’m sorry. There so much detail I haven’t…

Mark Wolfinger:	Right and it’s actually $20.6 million is the item that’s pointed out there. That’s on a pretax basis.

(Bob Evans):	Okay, $20.6 million. Do you know what the amortization costs are going forward then, that you pick up due to the new debt deal on an annual basis?

Mark Wolfinger:

Well, I don’t want – obviously that’s partially a go forward question, which should be illustrated in our September 30th results. I think, (Bob), the way to answer the question for you though is to say that we talked about the net proceeds from the offering itself and the fact that we had expenses in the range of $7-10 million not final yet. But that would at least give you an initial scope on the level of expense associated with the transaction.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

(Bob Evans):	And that would be amortized over the life of the seven-year deal, right?

Mark Wolfinger:	Yes.

(Bob Evans):	Okay, so roughly $1 million or so.

Mark Wolfinger:	(Bob), there’s also an OID amortization effect there as well, because of the difference between the $175 million face and the $170.9 million net.

(Bob Evans):	Okay.

Mark Wolfinger:	Okay? So it’s a combination of the fees plus the OID.

(Bob Evans):	Okay and how much do you expect to spend on – maybe this is a question for Lang, but how much do you expect to spend on the corporate move in the second quarter?

Lang Lowrey:

We’re not giving guidance on that, but we did just begin spending on the move and also on the build out in the past quarter, the first quarter. The most significant spending would be during this quarter and also maybe slightly into the third quarter. We do expect to be completely moved and relocated by the end of October. So, all I can tell you is that the money that we spent on the building in the first quarter, there would be significantly more money

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

spent in the second quarter and maybe partially into the third.

(Bob Evans):	Okay. Why can’t you comment on that? I mean, it’s somewhat of a fact that you already know. It’s not overall EPS guidance. It’s just a cost that you’ve already articulated what you did in Q1. I just…

Lang Lowrey:

Well, one of my hesitations is that I really don’t know how to characterize all that. As you know, this facility was sitting there and we did a sale leaseback transaction and basically there is a party who is the landlord there and they gave us some leasehold improvement allocation.

And as we get these bills in for the over-allocation, which is expected, you know those have not been trued up yet and those are still in the process of negotiation. So, there are those category expenses.

The move is highly budgeted and we do have a good understanding about the actual move costs themselves and of course right now, as you know, just from a non-capital standpoint but from an expense standpoint, we’re paying for really both facilities. The ones that we have and the ones that we’re getting ready to move into.

So, when you just categorize all of that, there’s an expenditure that’s going to go on, but in terms of

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

capital I would just, until I really understand the difference between expense and capital, I just couldn’t answer that and I just stay away from that. But we’ll take your question under advisement and we’ll see about how to maybe another time answer that question.

(Bob Evans):

Well, could I ask it this way? In terms of regardless of the breakout between expense and capitalized, what’s the kind of ballpark total dollar? I mean, I think people just want to know is it, you know, you spend $1 million this quarter, is it $3 million? Is it $5 million? Is it $10 million? Is it $20 million – some ballpark sense of magnitude?

Lang Lowrey:

Yeah. I think I’ll give you, in terms of the first quarter, you know, it was certainly $1 million and I think that in terms of the completion of the project I would give you a scale, at this time, to suggest no more than an additional $5 million.

(Bob Evans):	Okay. For completion of the project, okay.

Lang Lowrey:	Right.

(Bob Evans):

All right, that’s fair. And finally, just trying to kind of get your perspective. I guess my thesis is that the second half of this year you’re going to be through a lot of the stuff that you’ve been working

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

on this previous year, in ‘02, and into now and that we’re going to see margin improvement.

It sounds like revenues are going to stabilize if not grow and you’re going to spend a lot less money on Oracle and actually start to see some benefit. Can you give us kind of your perspective in terms of is that the right way to look at it and where are you in terms of where you think the Company is on it’s turnaround?

I mean, I realize you’ve got a lot more work to do, but on a scale of one to ten, I guess I just wonder how you feel about things.

Lang Lowrey:

Well, you know getting the progress that we’ve made behind us actually makes me feel good. Vision 21 is a very ambitious project and the amount of time that everyone in this Company, with the exception of the European’s spend on this project is mind boggling.

I mean, you have to work kind of two days. The day that is focused on the Vision 21 project and the day that is focused on the day to day projects. So, the amount of effort, time, and attention and focus on taking really a dysfunctional, disparate legacy system to Oracle is substantial. And that should not be underwhelmed at all. That is a substantial issue.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

Of course you know it’s not just systems. It’s conversion to new processes and also, it is substantial investment into trying to cleanse and convert old data and that is a huge effort as well. And so, a significant amount of attention, time, effort, and money has been going into Vision 21 and we’ve done so because, as I said over and over, we needed to do so and we had no alternatives, really.

But on the other hand, we wanted to do so because it gave us the information we needed to run this business, as well as to get to these savings. We do believe that cost saving is a substantial key to the Danka turnaround. So, quite frankly, we’re very happy that we’ll have this month converted 50% of our business to Oracle and that over the next upcoming months, through the fall, that we’ll have hoped to convert the rest.

I mean, it stops all of this spending that’s going through the P&L and that gets us to the other side of the opportunity to start changing the way we view cost at the transactional levels. So it’s huge for us and we’re really buoyed by this. But on the other hand, these are tough times. I mean, when you have to get the remaining 50% in and you have to get it on time to schedule. This is the tough time.

With respect to the other key thing is the service crossover. You know we have, as everyone knows, been experiencing in this industry a conversion from

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

analog-to-digital. Some of us, unfortunately, were more analog than others and I would kind of call us king of the analog world in a large since because of the Kodak acquisition. But despite not hitting the anticipations that we had for the first quarter, for instance, in the General Line sales force. They basically still – U.S. and total equipment and related basically were flat year over year.

So, because of that performance, they did improve upon the analog replacements and that is going a long way towards the service crossover. But we still have some way to go. I mean, it’s still some ground to cover, but getting that service crossover done in the shortest order is one of the most important objectives here. We hired a new executive in the U.S., Manos Menayas, to head up that group and we’re giving him resources to address the issues in that area.

Of course sales have been placing hardware to assist it, but basically as I said before, we still believe that with our anticipation of within a 12-month crossover. And so if that occurs and we can get the Vision 21 on time to schedule, those are two pretty significant watershed events.

The building is another notable, just because it takes eight facilities and combines them to one that really has been there since I think it was 1998-1999 that’s been refurbished. And this is not an opulent

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

facility, but it does give – if you saw the way we operated today, it would be a substantial improvement. And also, I would say to you that Vision 21 not only gets disparate of databases together, but this is the first time we’ll have people bases together and as an operator, you get very excited about those things.

So I would say that this is a tough road. It’s an industry that’s had significant problems, but there are models of those out there who are 100% digital that look like they’re doing pretty well to me. And you know we admire many of those models and we believe that we can, in a large extent, get through these challenges we have left remaining and get to the other side of where we can hopefully improve upon where we are today.

(Bob Evans):	Okay, thank you.

Operator:	The next question is from the line of (Vince Ciponari) with Danka. Please go ahead.

(Vince Ciponari):	Oh yes, I was trying to ask a question here about the cost cutting that Danka’s doing. Am I connected?

Lang Lowrey:	Yes you are.

(Vince Ciponari):	Yes, I’m just wondering how does the performance of the Company and bottom line and

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

everything and did anybody ever look into the management salaries that they’re being paid to management? I mean, I can see if the Company’s making a ton of money, so they are paying all that kind of money. But the results not being there, you know it seemed to me that I know some companies, since we’re going through these tough times, they’re cutting their salaries somewhat to make it easier to make a profit, you know. And they could use that money maybe to put into other areas.

Lang Lowrey:	Well, what specific data are you referring to so it can help me make my comments?

(Vince Ciponari):

Well, I was just looking at $7.3 million of salaries to the top management. That’s an awful lot of money to be going out, you know, with not having much money coming in right now as far as earnings, profit.

Lang Lowrey:

Okay. Well, I’m not familiar with the $7 million that you’re referring to, but let me just make a general comment. First, we believe here in tying compensation to results. You should also know that we have a fairly active HR committee of the Board who oversights and approves any and all executive and senior management compensation or changes thereof or whatever. And I can assure that this group is focused on this performance being tied to results.

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

The situation the Company found itself in years ago was one of needed improvement and not so much in terms of maybe some of the things that you’re referring to. But I will tell you, in the first quarter the management team, generally speaking, did not make any bonus. So, I do believe that this is a management team that is seeing [healthy] as being assessed to it with respect to lack of performance.

There obviously were in the business some areas where they did perform and those areas, obviously bonuses would have been earned. But this was a first quarter performance that was disappointing and thus management, generally speaking, did not get a bonus. So I think we’ve done that.

Operator, can we just take one more question and then we’ll have to move on?

Operator:	All right, sir. The last question is from the line of (Sid Nidcarny) with Royal Capital. Please go ahead.

(Sid Nidcarny):

Hi guys. I’m sorry if you might have covered this earlier in the call, but a couple of questions on the U.S. equipment piece. Could you break out what you’re unit placement growth was versus the average selling price decline?

And then secondly, on the services side, do you track the metric copy volume growth? Some of your

DANKA BUSINESS SYSTEMS

Moderator: Lang Lowrey

08-04-03/10:00 am CT

Confirmation #21155894

competitors like Icon and Imagistics do and I was just wondering if you could provide some guidance on that.

Mark Wolfinger:

Let me go to your first question, which was on unit growth versus pricing. We have not provided that kind of information on an open public basis, so I really can’t address that. On the copy volume differential you mentioned, yes we do track that. We have that information internally, but again, it’s not something that we’ve disclosed externally.

(Sid Nidcarny):	Okay, thank you.

Lang Lowrey:	Thank you and Operator, we appreciate it and thanks to all and we’ll talk to you again soon.

Operator:	Ladies and gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END